N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2014 FOURTH QUARTER AND FULL YEAR RESULTS -
-- 2014 Diluted earnings per share (EPS) from continuing operations for the year of $4.45 --
-- Board of Directors declares two-for-one stock split --

ST. LOUIS, MISSOURI (February 3, 2015) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter and year ended December 31, 2014.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

2014 Results
	Q4	Full Year
Premium and Service Revenues (in millions)	$4,415	$15,667
Consolidated Health Benefits Ratio	89.3%	89.3%
General & Administrative expense ratio	8.2%	8.4%
Diluted earnings per share (EPS)	$1.74	$4.45
Total cash flow from operations (in millions)	$369	$1,223

On February 2, 2015, the Board of Directors declared a two-for-one split of Centene's common stock in the form of a 100% stock dividend to be distributed on February 19, 2015 to stockholders of record on February 12, 2015. The impact of the stock split is not reflected in this press release.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “By any measure, 2014 was a significant year in the history of Centene.  Membership grew by 1.2 million lives, revenue by almost 50%, and EPS by 55%.  We are more diversified by product and geography - including our entry into the international market.  We look forward to continued progress in 2015 and beyond.”

Fourth Quarter and Full Year Highlights

•	December 31, 2014 managed care membership of 4.1 million, an increase of 1.2 million members, or 41% over 2013.

•	Premium and service revenues for the fourth quarter of $4.4 billion, representing 54% growth compared to the fourth quarter of 2013 and $15.7 billion for 2014, representing 49% growth year over year.

•	Health Benefits Ratio of 89.3% for the fourth quarter 2014, compared to 88.1% in the fourth quarter of 2013 and 89.3% for the full year 2014 compared to 88.6% for the full year 2013.

•	General and Administrative expense ratio of 8.2% for the fourth quarter of 2014, compared to 8.9% in the fourth quarter of 2013 and 8.4% for the full year 2014 compared to 8.8% for 2013.

•	Operating cash flow of $369 million and $1.2 billion for the fourth quarter and full year of 2014, representing 3.5 and 4.6 times net earnings, respectively.

•	Diluted EPS for the fourth quarter of 2014 of $1.74, compared to $0.84 in 2013.

Other Events

•
In February 2015, our Louisiana subsidiary, Louisiana Healthcare Connections, began operating under a new contract with the Louisiana Department of Health and Hospitals to serve Bayou Health (Medicaid) beneficiaries. Members previously served under the shared savings program were transitioned to the at-risk program on February 1, 2015.

•
In February 2015, our South Carolina subsidiary, Absolute Total Care, began operating under a new contract with the South Carolina Department of Health and Human Services and the Centers for Medicare and Medicaid Services to serve dual-eligible members as part of the state's dual demonstration program.

•
In February 2015, our Indiana subsidiary, Managed Health Services, began operating under an expanded contract with the Indiana Family & Social Services Administration to provide Medicaid services under the state's Healthy Indiana Plan 2.0 program.

•	In February 2015, Centurion began operating under a new contract with the State of Vermont Department of Corrections to provide comprehensive correctional healthcare services.

•
In January 2015, we signed a definitive agreement to acquire Agate Resources, Inc., a diversified holding company that offers an array of healthcare products and services to Oregon residents. The transaction is expected to close in the third quarter of 2015, subject to customary closing conditions, including Oregon regulatory approval.

•
In January 2015, our Mississippi subsidiary, Magnolia Health, began operating under a new contract with the State of Mississippi to provide services under the Children's Health Insurance Program (CHIP).

•	In January 2015, we expanded our participation in Health Insurance Marketplaces to include members in certain regions of Illinois and Wisconsin.

•
In December 2014, our subsidiary, Cenpatico of Arizona, in partnership with University of Arizona Health Plan, was selected by the Arizona Department of Health Services/Division of Behavioral Health Services to be the Regional Behavioral Health Authority for the new southern geographic service area. The new contract is expected to commence in the fourth quarter of 2015.

•
In December 2014, our Indiana subsidiary, Managed Health Services, was selected by the Indiana Family & Social Services Administration to begin contract negotiations to serve its ABD Medicaid enrollees who will qualify for the new Hoosier Care Connect Program. The contract is expected to commence in the first half of 2015.

Awards

•	In January 2015, NurseWise was awarded the Health Information Product 2 certification from the National Committee for Quality Assurance.

•
In November 2014, Centene's Start Smart For Your Baby Texting Program was awarded the Children's Health Award by the Medicaid Health Plans of America. The Best Practices Awards honor Medicaid health plans for their exemplary programs which have improved the health of Medicaid enrollees by ensuring high-quality care.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	December 31,
	2014	2013
Arizona	204,000	163,700
Arkansas	38,400	—
California	163,900	97,200
Florida	425,700	222,000
Georgia	389,100	318,700
Illinois	87,800	22,300
Indiana	197,700	195,500
Kansas	143,300	139,900
Louisiana	152,900	152,300
Massachusetts	48,400	22,600
Minnesota	9,500	—
Mississippi	108,700	78,300
Missouri	71,000	59,200
New Hampshire	62,700	33,600
Ohio	280,100	173,200
South Carolina	109,700	91,900
Tennessee	21,000	20,700
Texas	971,000	935,100
Washington	194,400	82,100
Wisconsin	83,200	71,500
Total at-risk membership	3,762,500	2,879,800
Non-risk membership	298,400	—
Total	4,060,900	2,879,800

At December 31, 2014, the Company served 201,300 Medicaid members in Medicaid expansion programs in California, Illinois, Massachusetts, New Hampshire, Ohio and Washington included in the table above.

The following table sets forth our membership by line of business:

	December 31,
	2014	2013
Medicaid	2,754,900	2,054,700
CHIP & Foster Care	222,700	275,100
ABD, Medicare & Duals	392,700	305,300
Health Insurance Marketplaces	74,500	—
Hybrid Programs	18,900	19,000
LTC	60,800	37,800
Behavioral Health	197,000	156,600
Correctional Healthcare Services	41,000	31,300
Total at-risk membership	3,762,500	2,879,800
Non-risk membership	298,400	—
Total	4,060,900	2,879,800

The following table identifies our dual eligible membership by line of business. The membership tables above include these members.

	December 31,
	2014	2013
ABD	118,300	71,700
LTC	35,900	28,800
Medicare	10,400	6,500
Total	164,600	107,000

Statement of Operations: Three Months Ended December 31, 2014

•
For the fourth quarter of 2014, Premium and Service Revenues increased 54% to $4.4 billion from $2.9 billion in the fourth quarter of 2013. The increase was primarily a result of the expansions in Florida, Ohio, Washington, Texas and Illinois, growth in the AcariaHealth specialty pharmacy business, the addition of California and New Hampshire operations and our participation in the Health Insurance Marketplaces.

•
Consolidated HBR of 89.3% for the fourth quarter of 2014 represents an increase from 88.1% in the comparable period in 2013 and a decrease from 89.7% in the third quarter of 2014. The year over year HBR increase is primarily attributable to an increase in complex care membership. The sequential quarter decrease reflects the impact of retroactive rate increases recorded in the fourth quarter, partially offset by flu costs.

•	The following table compares the results for new business and existing business for the quarters ended December 31:

	2014	2013
Premium and Service Revenue
New business	30%	17%
Existing business	70%	83%

HBR
New business	89.4%	95.4%
Existing business	89.2%	86.6%

New business HBR decreased from the third quarter of 2014 primarily as a result of the rate adjustments associated with the long term care program in Florida.

•
Consolidated G&A expense ratio for the fourth quarter of 2014 was 8.2%, compared to 8.9% in the prior year.  The year over year decrease primarily reflects the leveraging of expenses over higher revenues in 2014, offset by the acquisition of U.S. Medical Management and start-up of Health Insurance Marketplaces which operate at higher G&A ratios.

•	Diluted earnings per share of $1.74 in the fourth quarter of 2014, compared to $0.84 in 2013.

Statement of Operations: Year Ended December 31, 2014

•
Premium and service revenues increased 49% in the year ended December 31, 2014 over the corresponding period in 2013 as a result of expansions in Florida, Ohio, Washington, Texas and Illinois, growth in the AcariaHealth business, the addition of the California and New Hampshire operations and our participation in the Health Insurance Marketplaces.

•
The consolidated HBR for the year ended December 31, 2014, of 89.3% was an increase of 70 basis points over the comparable period in 2013. The increase compared to last year is primarily attributable to an increase in complex care membership over the prior year.

•
The consolidated G&A expense ratio for the year ended December 31, 2014 was 8.4%, compared to 8.8% in 2013. The year over year decrease in the G&A ratio reflects the leveraging of expenses over higher revenues in 2014, offset by the acquisition of U.S. Medical Management and start up of Health Insurance Marketplaces which operate at higher G&A ratios.

•	Diluted earnings per share of $4.45 compared to $2.87 in 2013.

Balance Sheet and Cash Flow

At December 31, 2014, the Company had cash, investments and restricted deposits of $3.1 billion, including $85 million held by its unregulated entities. Medical claims liabilities totaled $1.7 billion, representing 44.2 days in claims payable. Total debt was $893 million, which includes $75 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 32.1% at December 31, 2014, excluding the $70 million non-recourse mortgage note. Cash flow from operations for the three months ended December 31, 2014, was $369 million, or 3.5 times net earnings.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2014	43.1
Timing of claim payments	1.1
Days in claims payable, December 31, 2014	44.2

Outlook

The table below depicts the Company's annual GAAP guidance for 2015.

	Full Year 2015
	Low	High
Premium and Service Revenues (in millions)	$20,300	$20,800
Diluted EPS	$5.05	$5.35
Consolidated Health Benefits Ratio	89.2%	89.6%
General & Administrative expense ratio	8.0%	8.4%
Effective Tax Rate	48.0%	50.0%
Diluted Shares Outstanding (in thousands)	61,500	62,000

The guidance in the table above does not include the impact of the recently announced acquisition of Agate Resources, Inc.

Conference Call
As previously announced, the Company will host a conference call Tuesday, February 3, 2015, at 8:30 A.M. (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2014, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.
Investors and other interested parties are invited to listen to the conference call by dialing 1-866-739-7850 in the U.S. and Canada; +1-412-902-6577 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. Or, participants can register for the conference call in advance by navigating to: http://dpregister.com/10058403, to receive a dial-in number upon registration. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 2, 2016, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, February 11, 2015, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10058403.
Other Information
The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended December 31, 2014" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a diversified leading multi-national healthcare enterprise that provides programs and services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue projections; timing of regulatory contract approval; changes in healthcare practices; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; changes in expected closing dates, estimated purchase price and accretion for acquisitions; inflation; foreign currency fluctuations; provider and state contract changes; new technologies; advances in medicine; reduction in provider payments by governmental payors; major epidemics; disasters and numerous other factors affecting the delivery and cost of healthcare; the expiration, cancellation or suspension of our Medicare or Medicaid managed care contracts by federal or state governments; the outcome of pending legal proceedings; availability of debt and equity financing, on terms that are favorable to us; and general economic and market conditions, as well as those factors disclosed in the Company's publicly filed documents.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share data)
(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents of continuing operations	$1,546	$974
Cash and cash equivalents of discontinued operations	64	64
Total cash and cash equivalents	1,610	1,038
Premium and related receivables	912	429
Short term investments	177	102
Other current assets	324	217
Other current assets of discontinued operations	11	14
Total current assets	3,034	1,800
Long term investments	1,280	792
Restricted deposits	100	47
Property, software and equipment, net	445	395
Goodwill	751	348
Intangible assets, net	123	49
Other long term assets	80	60
Long term assets of discontinued operations	25	38
Total assets	$5,838	$3,529
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,723	$1,112
Accounts payable and accrued expenses	751	338
Return of premium payable	236	38
Unearned revenue	168	38
Current portion of long term debt	5	3
Current liabilities of discontinued operations	17	30
Total current liabilities	2,900	1,559
Long term debt	888	666
Other long term liabilities	158	60
Long term liabilities of discontinued operations	1	1
Total liabilities	3,947	2,286
Commitments and contingencies
Redeemable noncontrolling interest	148	—
Stockholders’ equity:
Common stock, $.001 par value; authorized 200,000,000 shares; 62,137,432 issued and 59,216,708 outstanding at December 31, 2014, and 58,673,215 issued and 55,319,239 outstanding at December 31, 2013	—	—
Additional paid-in capital	840	594
Accumulated other comprehensive loss	(1)	(3)
Retained earnings	1,003	732
Treasury stock, at cost (2,920,724 and 3,353,976 shares, respectively)	(98)	(89)
Total Centene stockholders’ equity	1,744	1,234
Noncontrolling interest	(1)	9
Total stockholders’ equity	1,743	1,243
Total liabilities and stockholders’ equity	$5,838	$3,529

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Premium	$4,016	$2,738	$14,198	$10,153
Service	399	121	1,469	373
Premium and service revenues	4,415	2,859	15,667	10,526
Premium tax and health insurer fee	310	73	893	337
Total revenues	4,725	2,932	16,560	10,863
Expenses:
Medical costs	3,585	2,412	12,678	8,995
Cost of services	345	108	1,280	327
General and administrative expenses	364	256	1,314	931
Premium tax expense	206	71	698	333
Health insurer fee expense	31	—	126	—
Total operating expenses	4,531	2,847	16,096	10,586
Earnings from operations	194	85	464	277
Other income (expense):
Investment and other income	10	5	28	19
Interest expense	(10)	(6)	(35)	(27)
Earnings from continuing operations, before income tax expense	194	84	457	269
Income tax expense	90	34	196	107
Earnings from continuing operations, net of income tax expense	104	50	261	162
Discontinued operations, net of income tax expense of $0, $3, $1, and $2, respectively	1	5	3	4
Net earnings	105	55	264	166
(Earnings) loss attributable to noncontrolling interests	2	(2)	7	(1)
Net earnings attributable to Centene Corporation	$107	$53	$271	$165

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$106	$48	$268	$161
Discontinued operations, net of income tax expense	1	5	3	4
Net earnings	$107	$53	$271	$165

Net earnings per common share attributable to Centene Corporation:
Basic:
Continuing operations	$1.80	$0.87	$4.61	$2.98
Discontinued operations	0.02	0.10	0.05	0.07
Basic earnings per common share	$1.82	$0.97	$4.66	$3.05

Diluted:
Continuing operations	$1.74	$0.84	$4.45	$2.87
Discontinued operations	0.02	0.09	0.05	0.07
Diluted earnings per common share	$1.76	$0.93	$4.50	$2.94

Weighted average number of common shares outstanding:
Basic	58,816,006	54,906,274	58,172,882	54,126,545
Diluted	60,857,893	57,078,257	60,180,106	56,247,173

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$264	$166
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	89	67
Stock compensation expense	48	36
Deferred income taxes	(42)	(2)
Changes in assets and liabilities
Premium and related receivables	(463)	(143)
Other current assets	(5)	(80)
Other assets	(8)	(1)
Medical claims liabilities	609	172
Unearned revenue	129	3
Accounts payable and accrued expenses	506	152
Other operating activities	96	12
Net cash provided by operating activities	1,223	382
Cash flows from investing activities:
Capital expenditures	(103)	(68)
Purchases of investments	(1,015)	(790)
Sales and maturities of investments	406	579
Investments in acquisitions, net of cash acquired	(136)	(63)
Net cash used in investing activities	(848)	(342)
Cash flows from financing activities:
Proceeds from exercise of stock options	8	9
Proceeds from borrowings	1,875	180
Payment of long term debt	(1,674)	(41)
Proceeds from stock offering	—	15
Excess tax benefits from stock compensation	19	6
Common stock repurchases	(29)	(20)
Contribution from noncontrolling interest	6	8
Debt issue costs	(7)	(3)
Net cash provided by financing activities	198	154
Effect of exchange rate changes on cash and cash equivalents	(1)	—
Net increase in cash and cash equivalents	572	194
Cash and cash equivalents, beginning of period	1,038	844
Cash and cash equivalents, end of period	$1,610	$1,038
Supplemental disclosures of cash flow information:
Interest paid	$40	$30
Income taxes paid	$237	$85
Equity issued in connection with acquisitions	$190	$75

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q4	Q3	Q2	Q1	Q4
	2014	2014	2014	2014	2013
MANAGED CARE MEMBERSHIP
Arizona	204,000	202,500	189,200	169,800	163,700
Arkansas	38,400	36,600	31,100	16,400	—
California	163,900	144,700	131,100	118,100	97,200
Florida	425,700	411,200	313,800	230,300	222,000
Georgia	389,100	382,600	373,000	331,400	318,700
Illinois	87,800	31,300	29,500	22,400	22,300
Indiana	197,700	199,500	200,500	198,700	195,500
Kansas	143,300	144,200	146,100	145,000	139,900
Louisiana	152,900	150,800	148,600	149,800	152,300
Massachusetts	48,400	46,600	47,200	50,800	22,600
Minnesota	9,500	9,500	9,400	9,400	—
Mississippi	108,700	99,300	97,400	85,400	78,300
Missouri	71,000	64,900	58,700	58,100	59,200
New Hampshire	62,700	56,600	39,500	37,100	33,600
Ohio	280,100	261,000	225,900	181,800	173,200
South Carolina	109,700	106,500	101,800	96,300	91,900
Tennessee	21,000	21,200	21,300	21,100	20,700
Texas	971,000	961,100	921,500	904,000	935,100
Washington	194,400	192,500	193,800	151,700	82,100
Wisconsin	83,200	74,700	67,300	70,800	71,500
Total at-risk membership	3,762,500	3,597,300	3,346,700	3,048,400	2,879,800
Non-risk membership	298,400	303,500	—	—	—
TOTAL	4,060,900	3,900,800	3,346,700	3,048,400	2,879,800

Medicaid	2,754,900	2,578,300	2,385,500	2,169,100	2,054,700
CHIP & Foster Care	222,700	247,700	261,800	269,200	275,100
ABD, Medicare & Duals	392,700	383,400	329,700	300,500	305,300
Health Insurance Marketplaces	74,500	76,000	75,700	39,700	—
Hybrid Programs	18,900	19,900	17,000	14,400	19,000
LTC	60,800	55,200	53,500	51,800	37,800
Behavorial Health	197,000	195,500	182,200	162,700	156,600
Correctional Healthcare Services	41,000	41,300	41,300	41,000	31,300
Total at-risk membership	3,762,500	3,597,300	3,346,700	3,048,400	2,879,800
Non-risk membership	298,400	303,500	—	—	—
TOTAL	4,060,900	3,900,800	3,346,700	3,048,400	2,879,800

REVENUE PER MEMBER PER MONTH(a)	$360	$354	$344	$340	$321

CLAIMS(a)
Period-end inventory	1,086,600	1,021,200	771,900	832,600	642,100
Average inventory	806,000	660,200	603,700	584,700	533,000
Period-end inventory per member	0.29	0.28	0.23	0.27	0.22
(a) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	13,400	12,900	12,300	11,200	8,800

	Q4	Q3	Q2	Q1	Q4
	2014	2014	2014	2014	2013

DAYS IN CLAIMS PAYABLE (b)	44.2	43.1	42.9	42.6	42.4
(b) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$3,018	$2,829	$2,353	$2,167	$1,870
Unregulated	85	70	50	49	45
TOTAL	$3,103	$2,899	$2,403	$2,216	$1,915

DEBT TO CAPITALIZATION	33.9%	36.8%	37.5%	36.5%	35.0%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(c)	32.1%	35.0%	35.5%	34.4%	32.4%
(c) The non-recourse debt represents the Company's mortgage note payable ($70 million at December 31, 2014).
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
Operating Ratios:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Health Benefits Ratios:
Medicaid, CHIP, Foster Care & Health Insurance Marketplaces	86.9%	86.5%	86.3%	87.5%
ABD, LTC & Medicare	92.3	90.4	93.5	90.4
Specialty Services	87.2	87.7	85.5	85.4
Total	89.3	88.1	89.3	88.6

Total General & Administrative Expense Ratio	8.2%	8.9%	8.4%	8.8%
MEDICAL CLAIMS LIABILITY (In millions)

The changes in medical claims liability are summarized as follows:

Balance, December 31, 2013	$1,112
Incurred related to:
Current period	12,820
Prior period	(142)
Total incurred	12,678
Paid related to:
Current period	11,122
Prior period	945
Total paid	12,067
Balance, December 31, 2014	$1,723

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to December 31, 2013.